UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Friedman, Billings, Ramsey Group, Inc.

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FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (the “Company”), will be held at the Park Hyatt Washington Hotel, 1201 24th Street, N.W., Washington, D.C. on Thursday, June 7, 2007, at 9:00 a.m., to vote on the following proposals:

1.	The election of nine directors of the Company;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007;

3.	The approval of the Amended Key Employee Incentive Plan; and

4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only holders of Class A common stock and Class B common stock at the close of business on April 16, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. This Notice, the attached Proxy Statement and the enclosed form of proxy for the meeting are first being mailed to shareholders on or about April 30, 2007. A list of shareholders will be available at the Annual Meeting and for ten days prior to the Annual Meeting at the Company’s principal executive offices, which are located at 1001 Nineteenth Street North, 11th Floor, Arlington, Virginia 22209.

By Order of the Board of Directors,

William J. Ginivan
Executive Vice President and Chief Legal Officer

April 30, 2007

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

PROXY STATEMENT

GENERAL

The Board of Directors of Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (the “Company”), is soliciting proxies to be used at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to consider and vote on the proposals described in the Notice of Annual Meeting of Shareholders (the “Notice”). The term “FBR,” as used herein, refers to the Company and its predecessors, which were first formed in 1989.

VOTING AND OUTSTANDING SHARES

Holders of record of Class A common stock and holders of record of Class B common stock at the close of business on April 16, 2007 (the “Record Date”), may vote at the Annual Meeting. On the Record Date, 161,308,023 shares of Class A common stock and 13,225,249 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. No other voting securities of the Company were outstanding. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held on the Record Date and each holder of shares of Class B common stock is entitled to three votes for each share of Class B common stock held on the Record Date. Holders of Class A common stock and Class B common stock vote together without regard to class on the matters that will come before the Annual Meeting. There is no cumulative voting in the election of directors.

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and telegraph from brokerage houses and other stockholders. The Company also plans to utilize the services of D.F. King & Co., Inc., (“King”) to assist with the solicitation of such proxies. Pursuant to its arrangement with King, the Company will pay King a fee of $10,000 for proxy solicitation services and reimburse King for all “broker bills,” and other reasonable expenses. The Company will also reimburse banks, brokers and other nominees in whose names shares are registered for out-of-pocket expenses incurred by them to furnish this Proxy Statement and related materials concerning the Annual Meeting to beneficial owners.

If you return your executed proxy in time to permit its review and count, your shares will be voted as you direct. You can specify whether shares represented by the proxy are to be voted for the election of all nominees for director or are to be withheld from some or all of them. You also can specify approval, disapproval or abstention as to the selection of an independent public accounting firm and the approval of the Amended Key Employee Plan.

If your proxy card does not specify how you want to vote your shares, they will be voted “for” the election of all nominees for director, “for” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm and “for” approval of the Amended Key Employee Incentive Plan.

You may revoke your proxy at any time before it is exercised by written notice to the Company’s Secretary at the Company’s executive offices, by timely submission of a properly executed later-dated proxy or by voting in person at the Annual Meeting. Your attendance at the Annual Meeting, by itself, is not enough to revoke your proxy.

A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. The election of directors requires a plurality of the votes cast by the shares entitled to vote on the election of directors at the Annual Meeting. The ratification of the selection of an independent auditor and approval of the Amended Key Employee Incentive Plan require a majority of the votes that could be cast by the shares that are present in person or represented by proxy at the Annual Meeting.

The total number of votes that could be cast at the Annual Meeting is the sum of votes cast and abstentions. Abstentions are counted as “shares present” at the Annual Meeting for purposes of determining the presence of a quorum, but are not counted as votes cast for or against the proposals, and as a result will not affect the outcome of the votes. Proxies submitted by brokers that do not indicate a vote for any of the items (so-called “broker non-votes”) are considered “shares present” for purposes of establishing a quorum but will not affect the outcome of the vote.

The Company does not know of any other matter to be presented at the Annual Meeting. Under the Company’s Bylaws, no business other than that stated in the Notice of Annual Meeting of Shareholders may be transacted at the Annual Meeting. The proxy being solicited does, however, convey discretionary authority to the persons named therein as proxies to vote on matters incident to the conduct of the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote properly may be taken, the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting those shares.

The Company’s principal executive offices are located at 1001 Nineteenth Street North, Arlington, Virginia 22209.

PROPOSAL 1.

ELECTION OF DIRECTORS

Nine directors will be elected at the Annual Meeting. The Nominating and Governance Committee has recommended for nomination and the Board of Directors has nominated nine current board members for reelection. W. Russell Ramsey, who has served as a director since co-founding our Company in 1989, is not standing for reelection. Upon the election of directors at the Annual Meeting, there will be nine directors on the Board of Directors. Our Bylaws provide for 10 director positions and the retirement of Mr. Ramsey from the Board creates a vacancy. At this time, the Board has not made a decision on whether or not to fill the vacancy in due course or to reduce the size of the Board. More information on the nominees is provided below. This information has been given to the Company by the nominees. Each director elected at the Annual Meeting will serve until the next annual meeting of the shareholders or until earlier retirement, resignation or removal.

If unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees and you have authorized the proxies to vote your shares for the election of the nominees listed below, the proxies will vote your shares for that other person.

Proxies cannot be voted at the Annual Meeting for more than these nine nominees, except as described above.

Nominees:

ERIC F. BILLINGS    Mr. Billings, age 54, is Chairman and Chief Executive Officer. Since co-founding the Company in 1989, he has continuously served as a director. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999, and as Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003, when he became Co-Chairman and Co-Chief Executive Officer. Mr. Billings became Chairman and Chief Executive Officer on April 28, 2005. Mr. Billings also serves as Chairman and Chief Executive Officer of FBR Capital Markets Corporation, an affiliate of the Company. Mr. Billings is the brother of Mr. Jonathan Billings, who is Head of Institutional Brokerage at FBR. Mr. Billings serves on the boards of Wish Friends, Inc., The Washington Scholarship Fund and Catholic Charities.

DANIEL J. ALTOBELLO    Mr. Altobello, age 66, has served as lead director of the Company since June 2000. Since October 2000, Mr. Altobello, chairman of Altobello Family LP, has been a private investor and active board member of several companies. From September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the parent of Caterair International, Inc. and LSG/SKY Chefs. He is a member of the Board of Directors of DiamondRock Hospitality Company, JER Investors Trust, Inc., MESA Air Group, World Airways, Inc., and Media Bay, Inc. Mr. Altobello serves on the advisory board of Thayer Capital Partners and on the board of Mercury Air Group. Mr. Altobello is also a trustee of Loyola Foundation, Inc.

PETER A. GALLAGHER    Mr. Gallagher, age 66, served as a director of FBR Asset Investment Corporation since August 2000 and, upon the merger of FBR Asset Investment Corporation with the Company in March of 2003, he became a director of the Company. Mr. Gallagher retired in May 2004 as the President and Chief Executive Officer of America’s Promise — the Alliance for Youth, a non-profit organization dedicated to building the character and competence of America’s youth, in which capacity he had served since July 1997. From 1994 through 1996, Mr. Gallagher served as Chief Executive Officer of Source One Financial Services, Inc., and from l989 through 1993 he served as Senior Vice President of AT&T Consumer Affairs. Mr. Gallagher has also served as a member of the Board of Trustees of Pew Charitable Trust — Partnership for Civic Change; VHA Health Foundation, Inc., and the National Assembly of Health and Human Service Organizations, and from 1996 through 1999 he served as Vice Chairman of the District of Columbia Emergency Board of Education.

STEPHEN D. HARLAN    Mr. Harlan, age 73, served as a director of FBR Asset Investment Corporation since its founding in 1997 and, upon the merger of FBR Asset Investment Corporation with the Company in March of 2003, he became a director of the Company. He is the Chairman of Harlan Enterprises, LLC, a specialized real estate firm that invests in commercial real estate. Before joining Harlan Enterprises, LLC, he was Chairman of H.G. Smithy from 1994 to 2001. Mr. Harlan was Vice Chairman of KPMG Peat Marwick, where he also served on KPMG’s International Council, Board of Directors, and Management committee. In June 1995, President Clinton appointed Mr. Harlan to the District of Columbia Financial Responsibility and Management Assistance Authority, where he served as Vice Chairman until September 1998. Mr. Harlan is a member of the board of directors of Harris Interactive Inc. and of ING Direct Bank. He is also a director of Medstar Health, a director of the Loughran Foundation, and a Trustee of the Carnegie Endowment for International Peace.

RUSSELL C. LINDNER    Mr. Lindner, age 52, served as a director of FBR Asset Investment Corporation since 1999 and, upon the merger of FBR Asset Investment Corporation with the Company in March of 2003, he became a director of the Company. He is currently the Chairman and Chief Executive Officer of the Forge Company, the parent company of Colonial Parking, Inc., and Bear Saint Properties, Inc., a real estate investment advisory firm. He has served as Chairman of the Forge Company since January 1, 1994. Mr. Lindner is a director and member of the executive committee of the Federal City Council and is chairman of the board of trustees of the Landon School. He also serves on the advisory board of SunTrust Bank (Metro DC).

RALPH S. MICHAEL, III Mr. Michael, age 52, has served as a director of the Company since 2006. He is currently the President and Chief Operating Officer of The Ohio Casualty Insurance Company. From 2003 to 2005 he was executive vice president and manager of private asset management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. Mr. Michael is a director of Key Energy Services, Inc. and Cincinnati Bengals, Inc. He is also a trustee of Xavier University (Ohio).

WALLACE L. TIMMENY Mr. Timmeny, age 69, has served as a director of the Company since December 1997. From 1979 to the present, Mr. Timmeny was a securities attorney in private practice, most recently as a partner in the Washington, D.C. office of Dechert LLP, from 1996 until his retirement from the firm in April 2007. From 1965 to 1979, Mr. Timmeny was an attorney with the U.S. Securities and Exchange Commission (“SEC”) and ultimately the Deputy Director of the Division of Enforcement of the SEC. Mr. Timmeny has served as an adjunct professor at American University School of Law, George Mason University School of Law and Georgetown University School of Law. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. Mr. Timmeny is a director of Waste Services, Inc. Mr. Timmeny and his law firm have provided legal services to the Company, and Dechert LLP is expected to continue to provide legal services to the Company.

J. ROCK TONKEL, JR. Mr. Tonkel, age 44, has served as a director of the Company since March 2007. He serves as President and Chief Operating Officer of the Company, a position he assumed in February 2007, and is also a Member of the Office of Chief Executive of FBR Capital Markets Corporation, an affiliate of the Company. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking of FBR Group. Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR & Co., a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as Managing Director of our financial institutions investment banking group. Prior to joining FBR & Co., Mr. Tonkel served as special assistant to the Director of the Office of Thrift Supervision (“OTS”), the regulatory agency for the savings and loan industry. Prior to OTS, Mr. Tonkel was an associate with Prudential Securities and an associate with Keefe, Bruyette & Woods, Inc. in New York City. In April 2003 he became an executive officer of FBR Group.

JOHN T. WALL Mr. Wall, age 65, has served as a director of the Company since October 2002. Mr. Wall is currently the Chairman and CEO of Capital Markets Advisors, Inc., a firm that provides financial markets advisory services, a position that Mr. Wall has held since the firm’s formation in December 2002. From 1965 to October 2002, Mr. Wall served in various management roles at the NASD, Inc. and the Nasdaq Stock Market, most recently serving as President of Nasdaq International, Ltd. Mr. Wall currently is a director of FBR Capital Markets Corporation, an affiliate of the Company, and serves on the Board of the Caisse de depot et placement du Quebec. He also serves as a director of the Macklin Business Institute of Montgomery College. Mr. Wall has also served on numerous industry committees and boards including the National Securities Clearing Corporation, The Options Clearing Corporation and EASDAQ.

Board Recommendation

The Board of Directors recommends a vote For the nominees named in this proposal.

PROPOSAL 2.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s consolidated financial statements for 2007 and recommends to the shareholders the ratification of the selection of PwC as the Company’s independent registered public accounting firm for 2007. If the selection of PwC is not ratified by the shareholders, the Audit Committee will consider that fact in its review and future selection of the Company’s independent registered public accounting firm.

During the Company’s two most recent fiscal years ended December 31, 2006 and 2005, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to PwC’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

The audit reports of PwC on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During 2006, other than tax compliance services related to the preparation of K-1 tax returns for investment partnerships for which the Company is the general partner, PwC did not provide any services to the Company other than audit and audit related services.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

PRINCIPAL AUDITOR FEES AND SERVICES

Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2006 and 2005 were:

	2006	2005
Audit fees	$4,133,953	$3,197,400
Audit related fees	—	—
Tax fees:
Compliance	103,250	331,250
Other	—	—
All other fees (accounting research software license)	3,000	—

Total	$4,240,203	$3,528,650

Audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered by PwC for the audit of the Company’s consolidated financial statements and subsidiary audits, including quarterly reviews; related investment fund audits for which the Company is the general partner, managing member or manager; issuance of comfort letters and consents; income tax provision procedures and assistance; and review of documents filed with the SEC. The audit fees for 2006 and 2005 include the audit of internal control over financial reporting.

Tax compliance fees for fiscal 2006 and 2005 were services related to the preparation of K-1 tax returns for investment funds for which the Company is the general partner, managing member or manager. It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee pre-approved all of the services provided by PwC during fiscal 2006.

Board Recommendation

The Board of Directors recommends a vote For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 3.

APPROVAL OF THE AMENDED FBR KEY EMPLOYEE INCENTIVE PLAN

Overview

The Amended FBR Key Employee Incentive Plan (the “Plan”) is an amendment and restatement of the FBR Key Employee Incentive Plan (the “Prior Plan”). The Plan is intended to continue to provide a vehicle for payment to certain senior executives, of annual cash or stock bonuses and performance units that are deductible as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). Subject to certain exceptions, Section 162(m) of the Code disallows the deduction of compensation paid to certain senior executives by a publicly held corporation to the extent that such compensation exceeds $1 million in a taxable year. One exception provided by Section 162(m) is for performance-based compensation that is approved by shareholders. The Plan is intended to comply with this exception.

The Board of Directors recommends that the shareholders approve the Plan to provide the most tax efficient means available for compensating senior executives using annual cash or stock awards and performance units.

Prior versions of the Plan have been in effect since 1997. The Prior Plan was assumed by the Company when the shareholders approved the merger of Friedman, Billings, Ramsey Group, Inc. and FBR Asset Investment Corp. in 2003. The maximum benefits payable under the Plan remain the same as under the Prior Plan. Although the Company believes that the amendments to the Prior Plan are not material, the Company is submitting the Plan for shareholder approval in order to comply with the performance-based exception under Section 162(m) of the Code.

If the Plan is approved by shareholders, the Plan will govern awards made in plan years beginning on and after January 1, 2008.

Description of the Plan

The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is set forth as Appendix A to this Proxy Statement. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Plan.

The Plan provides that awards may be made to key employees (“Participants”) selected by the Compensation Committee. The Participants are intended primarily to be “covered employees” as defined in Section 162(m) of the Code. Section 162(m) defines “covered employee” as any employee, who as of the close of the taxable year, is the chief executive officer of the taxpayer (or is acting in such capacity) or whose total compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of being among the four highest compensated individuals for the taxable year (other than the chief executive officer).

The Plan is administered by the Compensation Committee of the Board or a subcommittee of the Compensation Committee (the “Committee”). Each member of the Committee must meet the standards of independence necessary to be classified as an “outside director” for purposes of Section 162(m) of the Code.

The Committee selects the Participants for each plan year, with recommendations from the Chief Executive Officer. To establish the performance goals for an award for a plan year, the Committee may select among one or more of the performance criteria. The Committee may select different performance criteria and performance goals for different Participants. The Committee must select the Participants and establish the performance goals for a plan year within 90 days after the start of the performance measurement period and before one-fourth of that period has passed.

The Committee may choose from the following performance criteria: revenue; revenue growth; earnings per share (including or excluding nonrecurring items and/or extraordinary items); return on equity; common stock price; net income (before or after taxes and including or excluding nonrecurring items and/or extraordinary items); cash flow; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; free cash flow; return on assets; return on capital employed; return on investment; or total return to shareholders. The performance goals and performance criteria may relate to the Company, one or more subsidiaries of the Company, or a line of business of the Company or a subsidiary.

In addition to annual bonuses, the Plan allows the award of performance units. A performance unit has a value equal to a share of the Company’s Class A common stock. An award of performance units is earned based on the achievement of performance goals and one or more performance criteria. The performance goals may be measured based on performance for more than one plan year. If the performance goals are met, a performance unit is paid in cash.

The Committee, in its sole discretion, may reduce an award or eliminate payment of an award entirely. In no event may the amount paid to a Participant under all awards for a plan year exceed $15 million. Awards are not transferable. If a Participant dies and is subsequently entitled to receive an award, the award will be paid to the Participant’s estate.

An award may be paid in Class A common stock, cash or a combination of stock and cash. Alternatively, the Committee may reserve the right to determine the manner of payment at the time the award is paid. Any payments in common stock will be made under the Company’s 2004 Long Term Incentive Plan (or a successor plan). Award payments may be deferred in accordance with the terms of a deferral plan that satisfies the requirements of Section 409A of the Code (if the Company adopts a Section 409A-compliant deferral plan that allows for deferral of award payments). The Plan will be unfunded, and Participants will be general creditors of the Company.

The Prior Plan stated that all Awards would qualify as “performance-based compensation” under Section 162(m) of the Code. The Plan, on the other hand, authorizes the grant of awards that satisfy Section 162(m) and those that do not. For example, the Plan allows the grant of awards that vest based on the achievement of individual goals or goals that are subjective. The administration of the Plan and the individual benefit limitation are the same for all awards regardless of whether they satisfy Section 162(m).

The Board may amend, modify or terminate the Plan in any respect at any time with the exception that no amendment may increase the individual benefit limitation without shareholder approval if approval is required to comply with the performance-based compensation exception under Section 162(m) of the Code. A termination or amendment of the Plan may not adversely affect the rights of a Participant under an award previously granted without his or her consent. The Plan will remain in effect until terminated by the Board. If required by Section 162(m) of the Code, the Plan will be periodically resubmitted to the shareholders for approval.

Future Plan Benefits

Because Participants and awards under the Plan for any plan year will be determined by the Compensation Committee in its sole discretion, the Company cannot determine the benefits or amounts that will be received or allocated in the future under the Plan. The Compensation Committee anticipates that approximately five to 12 senior executives will participate in the Plan in any plan year.

Board Recommendation

The Board of Directors recommends a vote For approval of the Amended Key Employee Incentive Plan.

CORPORATE GOVERNANCE

Independence of our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (NYSE) require that a majority of our directors must be independent directors. Our Board has adopted as categorical standards for independence the independence standards set forth in the NYSE listed company manual, as currently in effect, to provide a baseline for determining independence. The NYSE independence standards are available in the Corporate Governance Section of our Website at www.fbr.com. Information on or connected to the Company’s website is not incorporated by reference into, or a part of, this proxy statement.

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, the extent to which FBR makes charitable contributions to tax exempt organizations with which the director, or director’s immediate family member, is affiliated. Using these criteria, the Board has affirmatively determined that the following members of our Board have no material relationship with the Company and are independent for purposes of the NYSE’s listing standards for directors: Daniel J. Altobello, Peter A. Gallagher, Stephen D. Harlan, Russell C. Lindner, Ralph S. Michael III, Wallace L. Timmeny and John T. Wall. If the nominees are elected, the Company will have nine directors, including these seven independent directors. In making director independence determinations, the Board of Directors considered that Mr. Timmeny, a director of the Company since April 1997, was retiring in April 2007 as a partner of Dechert, LLP, a law firm that has from time to time provided legal services to the Company’s subsidiaries and is expected to continue to do so. During 2006, the Company paid Dechert LLP approximately $1.5 million for legal services rendered, which amounted to less than 1 percent of Dechert LLP’s total revenues for 2006. Mr. Timmeny received a pre-determined draw from Dechert LLP and did not have a financial interest in the fees that the Company paid to Dechert LLP in 2006. The Board concluded that, notwithstanding the Company’s relationship with Dechert LLP, Mr. Timmeny satisfies the Company’s independence standards, which are based on the independence standards set forth in the listing requirements of the NYSE. See “The Board of Directors—Transactions with Related Persons and Review, Approval or Ratification of Transactions with Related Persons—Transactions With Directors.” The Board of Directors also considered the fact that Mr. Wall serves as a director of FBR Capital Markets Corporation, a majority-owned subsidiary of the Company. The Board noted that various agreements and other arrangements exist between the Company and FBR Capital Markets Corporation which could give rise to conflicts of interest for Mr. Wall. Notwithstanding the existence of these agreements and arrangements, the Board concluded that Mr. Wall satisfies the Company’s independence standards, which are based on the independence standards set forth in the listing requirements of the NYSE. The Board noted that, under the Company’s policy and practice, a majority of disinterested directors must approve transactions between the Company and FBR Capital Markets Corporation in which a conflict of interest may arise. FBR Capital Markets Corporation has a similar policy and practice. Mr. Wall would generally not be considered to be disinterested with respect to actions taken by the Board relating to agreements and transactions between the Company and FBR Capital Markets.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board of Directors held 14 meetings during 2006. Each of the incumbent directors attended at least 75 percent of the aggregate of the total number of meetings of the Board and of the Board Committees on which they serve.

In accordance with FBR’s Corporate Governance Guidelines adopted in October 2003, the non-management directors of the Company meet without the management directors being present at least quarterly. The non-management directors held four non-management executive sessions in 2006. Mr. Altobello, the Lead Director, chairs the meetings of the non-management directors. Shareholders and other interested persons may contact the Lead Director in writing by mail directed to the Corporate Secretary, Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209.

During their current term, the directors participated in a corporate governance review conducted by outside counsel to the Company, in particular as it concerns relationships between parent companies and controlled subsidiaries, and a majority of the directors completed director professional education programs relevant to their duties on the Board.

Committee Responsibilities and Meetings

The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Risk Policy and Compliance Committee and the Charitable Giving Committee. From time to time the Board of Directors may establish other standing or special committees to discharge specific duties delegated to such committees by the Board.

The Audit Committee:    The members of the Audit Committee are Mr. Harlan, who serves as Chairman of the Committee, Mr. Altobello, Mr. Gallagher, Mr. Michael and Mr. Wall. The Audit Committee assists the Board of Directors in monitoring the Company’s financial reporting process, and is solely responsible for hiring and monitoring the independence and performance of the Company’s independent auditors. The Board has determined that each member of the Audit Committee is an “independent” director under the independence standards for audit committee members in the rules promulgated by the SEC under the Securities Exchange Act of 1934 and in the NYSE listing standards. The Board has determined that Mr. Harlan and Mr. Michael are qualified as audit committee financial experts, within the meaning of SEC regulations, and possesses related financial management expertise within the meaning of the listing standards of the NYSE. The Board has also determined in the case of Mr. Altobello, who currently serves on the audit committees of three other public companies, that such service does not impair Mr. Altobello’s ability to serve effectively on our Audit Committee. The Audit Committee met 10 times in 2006. The Board of Directors has adopted a written charter for the Audit Committee, which is posted in the Corporate Governance section of the Company’s website at www.fbr.com.

The Compensation Committee:    The members of the Compensation Committee are Mr. Altobello, who serves as Chairman of the Committee, Mr. Gallagher and Mr. Wall. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards. The Compensation Committee reviews the Company’s compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Compensation Committee met six times in 2006. The Board of Directors has adopted a written charter for the Compensation Committee, which is posted in the Corporate Governance section of the Company’s website at www.fbr.com.

The Nominating and Governance Committee:    The members of the Nominating and Governance Committee are Mr. Lindner, who serves as Chairman of the Committee, Mr. Gallagher and Mr. Timmeny. The Board has determined that each member of the Nominating and Governance Committee is independent as defined in the NYSE listing standards. The Nominating and Governance Committee assists the Board of Directors in identifying individuals qualified to become Board members, plays a leadership role in shaping the governance of the Company and oversees the evaluation of the Board. The Nominating and Governance Committee met six times in 2006. The Board of Directors has adopted a written charter for the Nominating and Governance Committee, which is posted in the Corporate Governance section of the Company’s website at www.fbr.com.

The Risk Policy and Compliance Committee:    The members of the Risk Policy and Compliance Committee are Mr. Timmeny, who serves as Chairman of the Committee, Mr. Harlan, Mr. Lindner, Mr. Michael and Mr. Wall. The Board has determined that each member of the Risk Policy and Compliance Committee is independent as defined in the NYSE listing standards. The Risk Policy and Compliance Committee assists the Board with respect to assessment of the Company’s risk management policies and procedures, and assessment of the Company’s compliance with legal and regulatory requirements. The Risk Policy and Compliance Committee met five times in 2006. The Board of Directors has adopted a written charter for the Risk Policy and Compliance Committee, which is posted in the Corporate Governance section of the Company’s website at www.fbr.com.

The Charitable Giving Committee:    The members of the Charitable Giving Committee are Mr. Gallagher, who serves as Chairman of the Committee, Mr. Altobello, Mr. Harlan and Mr. Lindner. The Board has determined that each member of the Charitable Giving Committee is independent as defined in the NYSE listing standards.

The Charitable Giving Committee assists the Board by overseeing the Company’s philanthropic program to ensure that its goals and objectives are being met in a cost effective manner and that it is being successful, in fact and in public perception, in fulfilling its responsibilities as a good corporate citizen. The Charitable Giving Committee met four times in 2006. The Board of Directors has adopted a written charter for the Charitable Giving Committee, which is posted in the Corporate Governance section of the Company’s website at www.fbr.com.

In addition to the five standing committees described above, the Board of Directors has a Special Committee, consisting of Messrs. Lindner and Wall. The Special Committee’s jurisdiction includes certain shareholder derivative actions in which the Company has been named as a nominal defendant, and certain current and former senior officers and directors of the Company have been named as defendants. The Special Committee’s jurisdiction also includes consideration of shareholder demand letters which contain allegations similar to the shareholder derivative complaints. The Board of Directors has authorized the Special Committee to make final decisions on whether or not such litigation is in the Company’s best interest.

Current standing committee membership and the number of meetings of each committee during 2006 are described below. Messrs. Billings, Ramsey and Tonkel do not serve on standing committees.

	Audit	Compensation	Nominating & Governance	Risk Policy & Compliance	Charitable Giving
Non-Employee Directors
Daniel J. Altobello	X	Chair			X
Peter A. Gallagher	X	X	X		Chair
Stephen D. Harlan	Chair			X	X
Russell C. Lindner			Chair	X	X
Ralph S. Michael III	X			X
W. Russell Ramsey
Wallace L. Timmeny			X	Chair
John T. Wall	X	X		X

Employee Directors
Eric F. Billings
J. Rock Tonkel, Jr. (joined March, 2007)
Number of Meetings in 2006	10	6	6	5	4

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including Articles of Incorporation and Bylaws of the Company, our Corporate Governance Guidelines, our Statement of Business Principles, and the charters of each of the Board Committees, on the Company’s website at www.fbr.com under Corporate Governance. We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer, because our Statement of Business Principles is broadly written to cover these officers and their activities. Copies of these corporate governance materials may also be obtained free of charge by submitting a written request to the Corporate Secretary, Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209.

Director Nominations

The Company’s Nominating and Governance Committee’s responsibilities include, as noted above and as described in the Committee’s charter, seeking, screening and recommending director candidates for nomination to serve on our Board of Directors. The Company’s Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates.

Director Candidate Recommendations and Nominations by Shareholders

The Nominating and Governance Committee has a policy with regard to the nomination of director candidates recommended by shareholders, as described in this paragraph. A shareholder may nominate person(s) for election to the Board of Directors in compliance with applicable Virginia state law and the Company’s Bylaws. No persons were nominated by shareholders for election to the Board of Directors at the 2007 Annual Meeting in accordance with this policy. The Company’s Bylaws require that any such nominations for the Company’s 2008 Annual Meeting must be received by the Company no earlier than February 8, 2008, and no later than March 10, 2008. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in the Company’s Bylaws. If a shareholder fails to meet the requirements or deadlines described in the Company’s policy, such nominations will be considered out of order and will not be acted upon at the Company’s 2008 Annual Meeting. The Company may exercise discretionary voting authority under proxies it solicits to vote against any such proposal.

Process for Identifying and Evaluating Director Candidates

The Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines are posted in the Corporate Governance section of the Company’s website at www.fbr.com. The Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members, as well as the composition of the Board as a whole. In addition, the committee will evaluate a candidate’s independence, diversity, business experience, skills, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board, in the context of the Board’s needs. The committee evaluates any properly submitted shareholder nominations no differently than other nominations.

Communications with our Board

Shareholders wishing to communicate with the Board of Directors should send any communication to:

Corporate Secretary

Friedman, Billings, Ramsey Group, Inc.

1001 Nineteenth Street North

Arlington, Virginia 22209

Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors, a committee of the Board of Directors, the lead director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or similarly inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at Annual Meeting

The Board of Directors has not adopted a formal policy regarding director attendance at annual meetings, but encourages director attendance at annual meetings.

Contributions to Charitable Entities

The Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer.

Executive Officers of the Company

Following is a list of persons serving as executive officers of the Company and their titles as of December 31, 2006.

ERIC F. BILLINGS    Mr. Billings, age 54, is Chairman and Chief Executive Officer, a position which he assumed in April 2005. Since co-founding the Company in 1989, he has continuously served as a director. He is also Chairman and Chief Executive Officer of FBR Capital Markets Corporation. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999, and as Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003, when he became Co-Chairman and Co-Chief Executive Officer. Mr. Billings is the brother of Mr. Jonathan Billings, who is Head of Institutional Brokerage at FBR. Mr. Billings serves on the boards of Wish Friends, Inc., The Washington Scholarship Fund and Catholic Charities.

RICHARD J. HENDRIX    Mr. Hendrix, age 41, was President and Chief Operating Officer, a position which he assumed in April 2004. In February 2007, Mr. Hendrix assumed executive responsibility, as President and Chief Operating Officer of FBR Capital Markets Corporation, for FBR’s investment banking, institutional brokerage, research, and asset management businesses. He is also a Member of the Company’s Office of Chief Executive. Between April 2003 and April 2004, Mr. Hendrix served as Chief Investment Officer. Prior to FBR’s merger with FBR Asset in March 2003, upon his joining FBR in 1999, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation in addition to his investment banking responsibilities at FBR. Prior to joining FBR, Mr. Hendrix was a Managing Director of PNC Capital Markets’ Investment Banking group. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business, which executed both registered underwritten and privately placed asset-backed securities transactions and administered two asset-backed commercial paper conduits. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR in 1997 in connection with a strategic alliance between the two companies.

J. ROCK TONKEL, JR.    Mr. Tonkel, age 44, was President and Head of Investment Banking, a position which he assumed in April 2004. In February 2007, Mr. Tonkel became President and Chief Operating Officer, and in March 2007, he became a director of the Company. He is also a Member of the Office of Chief Executive of FBR Capital Markets Corporation. Mr. Tonkel served as Executive Vice President and Head of Investment Banking at Friedman, Billings, Ramsey & Co., Inc., FBR’s wholly owned broker-dealer subsidiary, a position he assumed in February 2002. Mr. Tonkel joined FBR in 1994 as Managing Director of Investment Banking’s Financial Institutions Group. Prior to joining FBR, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision (OTS), the regulatory agency for the savings and loan industry. Prior to OTS, Mr. Tonkel was an associate with Prudential Securities and an associate with Keefe, Bruyette & Woods, Inc. in New York City. In April 2003 he became an executive officer of the Company.

WILLIAM J. GINIVAN    Mr. Ginivan, age 56, is Executive Vice President and Chief Legal Officer. Mr. Ginivan joined FBR in January 1998 as Deputy General Counsel and was appointed to his current position in January 2000. Prior to joining FBR, Mr. Ginivan was Associate General Counsel of the Student Loan Marketing Association (Sallie Mae), and Managing Director and General Counsel of Sallie Mae’s investment banking subsidiary, Education Securities, Inc. from 1994 to 1997. Prior to joining Sallie Mae, Mr. Ginivan was an attorney in the Enforcement Division of the SEC. Mr. Ginivan is a member of the American Bar Association, Business Law Section’s Committee on Corporate Governance and serves on the Corporate Advisory Board of So Others Might Eat.

KURT R. HARRINGTON    Mr. Harrington, age 54, is Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since January 2000. Mr. Harrington joined FBR as Vice President of Finance and Treasurer in March 1997. He was previously the Chief Financial Officer of Jupiter National, Inc., a publicly traded, closed-end venture capital company. From 1980-1990, Mr. Harrington served in a number of senior financial accounting, reporting and business planning positions at MCI Communications Corporation and Marriott Corporation, in Washington, D.C. He began his career with the public accounting firms of Meahl, McNamara & Co., Boston, Massachusetts and later, Price Waterhouse, Washington, D.C. Mr. Harrington received his Certified Public Accountant certification in 1978. Mr. Harrington serves on the board of DanceSmith, a charitable organization, and is a Trustee of Nichols College.

ROBERT J. KIERNAN    Mr. Kiernan, age 41, is Senior Vice President, Controller and Chief Accounting Officer. Mr. Kiernan joined FBR in August 2002 as Controller, and was appointed to his current position in April 2003. Prior to joining FBR, Mr. Kiernan was a senior manager in the assurance practice at Ernst & Young focusing on clients in the financial services industry. Mr. Kiernan is a Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The information below shows, as of April 16, 2007 (the Record Date), the number of shares of the Company’s Class A and Class B common stock beneficially owned by: (a) each director and director nominee, (b) the Chief Executive Officer and the executive officers listed in the Summary Compensation Table (the “Named Executive Officers”), and (c) the directors, director nominees and executive officers, including the Named Executive Officers, of the Company as a group. As of April 16, 2007, the Company had outstanding 161,308,023 shares of Class A common stock and 13,225,249 shares of Class B common stock. Each share of Class B common stock entitles the holder thereof to three votes.

Unless otherwise indicated in the accompanying footnotes, all of the shares of the Company’s Class A and Class B common stock and FBR Capital Markets common stock listed below are owned directly, and the indicated person has sole voting and investment power.

Name	Shares of Class A Common Stock(1)		Percent of Class A Common Stock	Shares of Class B Common Stock(1)		Percent of Class B Common Stock	Shares of FBRCM Common Stock(1)		Percent of FBRCM Common Stock

Named Executive Officers:
Eric F. Billings	394,221	(2)	*	8,065,400	(3)	61.0%	46,000,000	(4)	71.2%
J. Rock Tonkel, Jr.	1,622,743	(5)	1.0%	330,000	(6)	2.5%	46,000,000	(4)	71.2%
Richard J. Hendrix	685,661		*	—		—	46,000,000	(4)	71.2%
Kurt R. Harrington	204,419	(7)	*	—		—	46,000,000	(4)	71.2%
William J. Ginivan	213,252		*	—		—	46,000,000	(4)	71.2%

Directors and Director Nominees:
Daniel J. Altobello	30,000	(8)	*	—		—	—		—
Peter A. Gallagher	27,915	(8)	*	—		—	—		—
Stephen D. Harlan	76,650	(8)	*	—		—	—		—
Russell C. Lindner	77,350	(8)(9)	*	—		—	—		—
Ralph S. Michael, III	6,500	(8)	*	—		—	—		—
W. Russell Ramsey	3,000	(8)(10)	*	947,079	(11)	7.2%	—		—
Wallace L. Timmeny	45,000	(8)(12)	*	—		—	—		—
John T. Wall	19,000	(8)(13)	*	—		—	46,000,000	(4)	71.2%
All executive officers, directors and director nominees as a group (14 persons)	3,415,720	(14)	2.1%	9,342,479		70.6%	46,000,000	(4)	71.2%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Includes: (i) 219,988 shares of Class A common stock held by EFB Capital Corp. and distributed as part of Mr. Billings’ former pecuniary interest in FBR Weston, Limited Partnership, which Mr. Billings formerly managed; (ii) 400 shares of Class A common stock held in a trust for the benefit of his children; and (iii) 1,315 shares of Class A common stock held by the Eric and Marianne Billings Charitable Foundation. Mr. Billings disclaims beneficial ownership of the shares of Class A Common Stock held in trust for his children and by the Eric and Marianne Billings Charitable Foundation.
(3)	Includes 92,260 shares of Class B common stock held in a trust for the benefit of Mr. Billings’ children, as to which Mr. Billings disclaims beneficial ownership of these shares of Class B common stock.
(4)	Messrs. Billings, Tonkel, Hendrix, Harrington, Ginivan and Wall serve as executive officers and/or directors of FBR Capital Markets Corporation, whose majority shareholder is FBR TRS Holdings, Inc., a wholly-owned taxable REIT subsidiary of the Company. Each of these individuals could be deemed to have beneficial ownership of 46,000,000 shares of FBR Capital Markets Corporation common stock owned of record by FBR TRS Holdings, Inc. Each of these individuals disclaims beneficial ownership any such shares in which they do not have a pecuniary interest.
(5)	Includes 200,000 shares of Class A common stock issuable to Mr. Tonkel upon exercise of stock options that are exercisable within 60 days of the date for which information has been presented in the above table.

(6)	Includes 50,000 shares of Class B common stock held in a family trust, as to which Mr. Tonkel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in the family trust.
(7)	Includes 25,750 shares of Class A common stock issuable to Mr. Harrington upon exercise of stock options that are exercisable within 60 days of the date for which information has been presented in the above table.
(8)	Does not include restricted stock units, or RSUs, that have been awarded to the Company’s directors under the Company’s Long Term Incentive Plan and a predecessor plan, the Non-Employee Director Stock Compensation Plan, in the following amounts: Mr. Altobello, 26,615 RSUs; Mr. Gallagher, 23,137 RSUs; Mr. Harlan, 23,838 RSUs; Mr. Lindner, 23,137 RSUs; Mr. Michael, 7,782 RSUs; Mr. Ramsey, 21,735 RSUs; Mr. Timmeny, 23,137 RSUs; and Mr. Wall, 21,735 RSUs. A participant’s interest in the RSUs vests if he or she serves on the Board from the date of grant until the first anniversary of the award. Vesting is accelerated if the participant’s service on the Board ends on account of death or disability or if there is a change in control. Vested units ordinarily are converted to Class A common stock one year after the participant ceases to be a member of the Board. If the participant’s service on the Board ends for a reason other than death, disability or involuntary termination, he or she receives a cash payment for any nonvested RSUs, based on the fair market value of the common stock on the date that the participant leaves the Board. A participant does not have any voting or dividend rights with respect to RSUs, but receives dividend equivalent payments on RSUs.
(9)	Includes 43,800 shares of Class A common stock issuable to Mr. Lindner upon exercise of stock options that are exercisable within 60 days of the date for which information has been presented in the table above. The stock options are currently held by a trust for the benefit of Mr. Lindner’s children, as to which Mr. Lindner disclaims beneficial ownership of these shares of Class A common stock.
(10)	Consists of 3,000 shares of Class A common stock issuable to Mr. Ramsey upon exercise of stock options that are exercisable within 60 days of the date for which information has been presented in the table above.
(11)	Includes 92,250 shares of Class B common stock held in a trust for the benefit of Mr. Ramsey’s children, as to which Mr. Ramsey disclaims beneficial ownership of these shares of Class B common stock.
(12)	Includes 35,000 shares of Class A common stock issuable to Mr. Timmeny upon exercise of stock options that are exercisable within 60 days of the date for which information has been presented in the above table.
(13)	Includes 10,000 shares of Class A common stock issuable to Mr. Wall upon exercise of stock options that are exercisable within 60 days of the date for which information has been presented in the above table.
(14)	Includes shares of Class A common stock beneficially owned by Robert J. Kiernan, the Company’s Senior Vice President, Controller and Chief Accounting Officer.

Security Ownership of Certain Beneficial Owners

To the Company’s knowledge, the beneficial owners of more than five percent of the Company’s Class A and Class B common stock as of April 30,2007 are as follows:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	Class A	13,540,801	(1)	8.4%

Eric F. Billings 1001 Nineteenth Street North Arlington, VA 22209	Class B	8,065,400	(2)	61.0%

W. Russell Ramsey 8200 Greensboro Drive McLean, VA 22102	Class B	947,079	(3)	7.2%

(1)	Information based solely on a Schedule 13G report filed with the SEC on February 13, 2007. The Schedule 13G report indicates that NWQ Investment Management Company, LLC, an Investment Advisor in accordance with Rule 13d-1(b)(1)(ii)(E), has sole voting power over 13,271,931 shares of Class A common stock and sole dispositive power over 13,540,801 shares of Class A common stock.

(2)	Includes 92,260 shares of Class B common stock held in a trust for the benefit of Mr. Billings’ children, as to which Mr. Billings disclaims beneficial ownership of these shares of Class B common stock.

(3)	Includes 92,250 shares of Class B common stock held in a trust for the benefit of Mr. Ramsey’s children, as to which Mr. Ramsey disclaims beneficial ownership of these shares of Class B common stock.

Equity Compensation Plans

The following table sets forth as of December 31, 2006 information with respect to compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Shareholders	3,047,843	(1)	$16.70	6,017,300
Equity Compensation Plans Not Approved by Shareholders	—		—	—

Total	3,047,843		$16.70	6,017,300

(1)	The Company generally does not issue warrants or rights under its equity compensation plans. The options outstanding under the Company’s equity compensation plans are held by members of the Board of Directors and approximately 830 employees of the Company, including its subsidiaries. The Company’s non-employee directors also receive annual awards of restricted stock units, which awards are not shown in the table above. See “Director and Management Compensation—Director Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s securities with the SEC. Based solely on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that the Company’s directors and executive officers filed all reports required by Section 16(a) on a timely basis.

TRANSACTIONS WITH RELATED PERSONS AND REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Transactions with Directors

In the ordinary course of business the Company and its subsidiaries may have transactions with corporations or other entities in which its directors have an interest. None of these transactions exceeded 5 percent of the gross revenues of either the Company or the other corporation or entity in 2006. The Company is not indebted to any entity in which a director has an equity interest.

Mr. Timmeny, a director of the Company, was until April 2007 a partner at the law firm of Dechert, LLP which has, from time to time, provided legal advice to the Company’s subsidiaries regarding certain matters and is expected to continue to do so. During 2006, the Company paid Dechert LLP approximately $1.5 million for legal services rendered, which amounted to less than one percent of Dechert LLP’s total revenues in 2006. Mr. Timmeny received a pre-determined draw from Dechert LLP and did not have a financial interest in the fees that the Company paid to Dechert LLP in 2006.

Certain executives and directors may invest their personal funds in funds and securities offered by the Company or otherwise engage in transactions in the ordinary course of business involving goods and services provided by the Company, such as brokerage, investment management and financial advisory services, on the same terms and with the same conditions as those offered to other clients who are not directors, executives or employees of the Company.

From time to time FBR Capital Markets Corporation, our majority-owned subsidiary, and its affiliates may perform investment banking, financial advisory and other services in the ordinary course of our business for entities with which some of our directors are affiliated. Any such transactions are expected to be on an arms-length basis and otherwise in the ordinary course of our business. There were no transactions in 2006 involving independent directors that would cause any of the independent directors not to satisfy the standards for independence set forth in Section 303A of the Listed Company Manual of the NYSE, which we have adopted as our categorical standards of independence.

Transactions Involving Affiliates

Employment of Certain Family Members

During 2006, certain family members of Mr. Eric Billings, the Company’s Chairman and Chief Executive Officer, and Mr. J. Rock Tonkel, Jr., the Company’s President and Chief Operating Officer (President and Head of Investment Banking in 2006), were employed by the Company and/or its affiliates and received compensation in excess of $120,000.

•

Mr. Jonathan Billings, the brother of Mr. Eric Billings, is Executive Vice President and Head of Institutional Brokerage of Friedman, Billings, Ramsey & Co., Inc., the Company’s broker-dealer subsidiary. During 2006, Mr. Jonathan Billings was paid $250,000 in base salary and received a bonus for 2006 performance consisting of approximately $1.8 million in cash, 16,755 restricted shares of the Company’s Class A common stock of the Company (having a fair market value of approximately $149,287 based on the closing sale price of the Company’s Class A common stock on August 10, 2006, as reported on the NYSE) and 25,006 shares of FBR Capital Markets common stock (having a fair market value of approximately $383,842 based on a price of $15.35 per share as reported on PORTAL). Mr. Jonathan Billings was paid approximately $66,000 in dividends on the restricted shares of the Company’s Class A common stock. In addition, Mr. Jonathan Billings was granted stock options to purchase 135,000 shares of FBR Capital Markets Corporation common stock under the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan.

•	Mr. Jeffrey Tonkel, the brother of Mr. J. Rock Tonkel, Jr., is employed by the Company as a Managing Director of Merchant Banking. During 2006, Mr. Jeffrey Tonkel was paid $145,962 in base salary and received a bonus for 2006 of $275,000 Mr. Jeffrey Tonkel was paid $6,500 in dividends on the restricted shares of the Company’s Class A common stock. In addition, Mr. Jeffrey Tonkel was granted stock options to purchase 13,500 shares of FBR Capital Markets common stock under the FBR Capital Markets Corporation 2006 Long Term Incentive Plan.

Charter Use of Aircraft Owned by Related Parties

During 2006, the Company chartered or subleased for business use aircraft from companies owned by related persons. The Company only pays for business use of the aircraft. The Company paid an hourly charter rate or sublease use rate that it believes are below market rates for comparable aircraft on comparable routes under comparable arrangements, based on an independent, external review conducted under the auspices of the Nominating and Governance Committee. The Nominating and Governance Committee reviews and reports to the Board the charter and lease rates on a quarterly basis. During 2006, the Company chartered an airplane formerly owned by EFB Aviation LLC (“EFB”), which is principally owned by Mr. Eric Billings, the Company’s Chairman and Chief Executive Officer, and an airplane formerly owned by TB Aviation, LLC (“TB”), which was principally owned by Mr. Tonkel, the Company’s President and Chief Operating Officer (President and Head of Investment Banking in 2006), and Mr. Jonathan Billings, the brother of Mr. Eric Billings. These two aircraft were leased through an independent aircraft management company that maintained the aircraft and hired pilots and attendants. In October 2006, EFB sold its aircraft to Wachovia Financial Services, Inc. and entered into a dry sublease of the aircraft. In order to ensure continued use of a dedicated aircraft with proven flight history and crew, the Company entered into a dry-sublease with EFB under which the Company pays an hourly use rate, plus daily crew charges. The dry sublease, which the disinterested directors of our Board of Directors reviewed and approved, has a one-year renewable term and is cancellable on 30-days notice. During 2006, the Company incurred charter expenses for the use of EFB’s former aircraft of approximately $858,000 and aircraft use charges under the dry-sublease with EFB of approximately $644,000. It incurred charter expenses of approximately $494,000 for TB’s former aircraft.

Investment in Ramsey Asset Management

Mr. Ramsey served as a director of the Company from 1989 until the Annual Meeting. Mr. Ramsey is Chairman and Chief Executive Officer of Ramsey Asset Management, LLC (formerly BEM Capital Services LLC), which manages the RNR II (formerly Capital Crossover Partners) (“RNR II”) and RNR III investment funds. During most of 2006, the Company was an investor in RNR II with invested capital of $5 million. The Company made its investment in RNR II based on the Company’s assessment of the potential return on the investment and because the Company believed it presented the Company with the potential for certain strategic relationships that could be beneficial to the Company’s business. In connection with services provided to RNR II, the Company earns fees and is entitled to receive three percentage points of carried interest in RNR II. For the year ended December 31, 2006, the Company recorded investment income of approximately $1.2 million related to its investment in RNR II, and approximately $390,000 in connection with its carried interest. The fees the Company has received and the carried interest it is entitled to receive were determined based on negotiations with Mr. Ramsey. The Company does not control RNR II or have influence over the management, investment strategy or operations of RNR II. As of December 31, 2006, the Company redeemed all but $5 million of its investment in RNR II and is no longer entitled to receive a carried interest. During 2006, Friedman, Billings & Ramsey Co., Inc. (“FBR & Co.”), an affiliate of the Company and FBR Capital Markets Corporation, earned brokerage commissions of approximately $400,000 for brokerage services provided to Ramsey Asset Management. Such brokerage commissions were earned for services performed in the ordinary course of business on standard market terms.

Brokerage and Investment Banking Services with Entities in which Emanuel J. Friedman has an Interest

As of December 31, 2006 Emanuel J. Friedman beneficially owned more than five percent of the Company’s outstanding shares of Class A common stock. During 2006, FBR & Co. earned approximately $1.2 million in brokerage commissions for brokerage services performed for affiliates of Mr. Friedman and a private placement fee totalling approximately $7.37 million from a company that is externally managed by an indirect affiliate of

Mr. Friedman in connection with a capital raising transaction by such company that was privately placed by FBR & Co. During 2006, Mr. Friedman was not an officer or director of the company that completed the capital raising transaction or its external manager. Such brokerage commissions and investment banking fee were earned for services performed in the ordinary course of business on standard market terms.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s policy and practice is not to enter into any related party transaction with one of the Company’s executive officers, directors or director nominees (or transactions not in the ordinary course of business or not performed on standard market terms with or shareholders known to beneficially own over five percent of a class of the Company’s voting securities or their related persons), unless the transaction is approved by a majority of the Company’s disinterested directors. Pursuant to its charter, the Nominating and Governance also reviews periodically the Company’s conflict of interest policies, as set forth in the Company’s Statement of Business Principles as concerns directors and executive officers, and reviews with management the Company’s procedures for implementing and monitoring compliance with the conflict of interest policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, Messrs. Altobello (Chairman), Gallagher and Wall served on the Company’s Compensation Committee. None of Messrs. Altobello, Gallagher or Wall served during the last fiscal year as an officer or employee of the Company or was formerly an officer of the Company. Certain executive officers of the Company attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Committee.

DIRECTOR AND MANAGEMENT COMPENSATION

Director Compensation

Each non-employee director receives an annual retainer of $50,000 for service on the Company’s Board, a fee of $1,500 for each in-person meeting of the Company’s Board or a Committee of the Board, and a fee of $500 for each telephonic meeting and conference call of the Company’s Board or a Committee of the Board. The Lead Director receives an additional annual retainer of $25,000, the Chairman of the Audit Committee receives an additional annual retainer fee of $15,000, and the Chairmen of the other four Committees receive an additional retainer fee of $10,000. One-half of these additional fees are paid in the Company’s restricted stock units (“RSUs”). Non-employee directors also receive an annual grant of RSUs equal to $80,000, pursuant to the terms of the Friedman, Billings, Ramsey Group, Inc. Long Term Incentive Plan (“FBR Long Term Incentive Plan”). A participant’s interest in the RSUs vests if he or she serves on the Board from the date of grant until the first anniversary of the award. Vesting is accelerated if the participant’s service on the Board ends on account of death or disability or if there is a change in control. Vested RSUs ordinarily are converted to Class A common stock one year after the participant ceases to be a member of the Board. If the participant’s service on the Board ends for a reason other than death, disability or involuntary termination, he or she receives a cash payment for any nonvested RSUs, based on the fair market value of the common stock on the date that the participant leaves the Board. A participant does not have any voting or dividend rights with respect to RSUs, but receives dividend equivalent payments on RSUs.

We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Board Committee meetings and other corporate events that directors may be asked to attend. We also pay expenses for non-management directors to attend continuing education programs relating to their Board responsibilities, up to $4,000 per director, or a higher amount with the approval of the chairman of the Board’s Nominating and Governance Committee.

No separate compensation is paid to directors who are officers of the Company for their services as directors.

Mr. Wall also receives compensation for serving as an outside director on the board of directors of FBR Capital Markets Corporation, an affiliate of the Company, to which he was appointed on March 20, 2007. Outside directors of FBR Capital Markets receive an annual retainer of $100,000, which is paid partially in cash and partially in the form of an option to purchase shares of FBR Capital Markets common stock, subject to the terms and conditions of the FBR Capital Markets Long Term Incentive Plan. The retainer options vest in one year and have a 10-year term. In addition, upon joining the FBR Capital Markets board, each outside director is also granted (in addition to the options described above) options to purchase 35,000 shares of FBR Capital Markets common stock, which vest in three equal installments and have a 10-year term. Pursuant to FBR Capital Markets director stock purchase plan, which provides outside directors an opportunity to acquire an ownership interest in FBR Capital Markets and is intended to further align the outside directors’ interests with those of its shareholders, each outside director is given an opportunity to subscribe for up to $1 million of FBR Capital Markets common stock at a purchase price equal to the then-current fair market value of FBR Capital Markets common stock at the time he or she joins the FBR Capital Markets board.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Daniel J. Altobello	$110,000		$54,758	$11,411	$176,169
Peter A. Gallagher	$109,500		$47,737	$9,915	$167,152
Stephen D. Harlan	$98,000		$49,146	$10,217	$157,363
Russell C. Lindner	$165,000	(1)	$47,737	$9,915	$222,652
Ralph S. Michael, III	$43,167		$44,931	$2,335	$90,433
W. Russell Ramsey	$63,500		$44,931	$9,311	$117,742
Wallace L. Timmeny	$85,000		$47,737	$9,915	$142,652
John T. Wall	$175,000	(2)	$44,931	$9,311	$229,242

(1)	Includes $69,500 in fees for service as a member of the Special Committee of the Board of Directors whose jurisdiction includes certain shareholder derivative actions in which the Company has been named as a nominal defendant and certain current and former senior officers and directors have been named as defendants. The Special Committee’s jurisdiction also includes consideration of shareholder demand letters which contain allegations similar to the shareholder derivative complaints. The Board has authorized the Special Committee to make final decisions on whether or not such litigation is in the Company’s best interest.
(2)	Includes $78,500 in fees for service as a member of the Special Committee described in Note (1) above.
(3)	Information in this column reflects the dollar amount recognized for financial statement purposes for the year ended December 31, 2006 in accordance with FAS 123R with respect to Restricted Stock Units awarded under the FBR Long Term Incentive Plan on June 9, 2006, based on the closing sale price of the Company’s Class A common stock on June 8, 2006 as reported on the NYSE. Directors were awarded the following number of Restricted Stock Units on June 9, 2006: Mr. Altobello, 9,484 RSUs; Mr. Gallagher, 8,268 RSUs; Mr. Harlan, 8,511 RSUs; Mr. Lindner, 8,268 RSUs; Mr. Michael, 7,782 RSUs; Mr. Ramsey, 7,782 RSUs; Mr. Timmeny, 8,268 RSUs; and Mr. Wall, 7,782 RSUs. The fair value of the RSUs awarded on June 9, 2006 was for Mr. Altobello, $97,496; Mr. Gallagher, $84,995; Mr. Harlan, $87,493; Mr. Lindner, $84,995; Mr. Michael; $79,999; Mr. Ramsey, $79,999; Mr. Timmeny; $84,995; and Mr. Wall, $79,999. A participant’s interest in the RSUs vests if he or she serves on the Board from the date of grant until the first anniversary of the award. Vesting is accelerated if the participant’s service on the Board ends on account of death or disability or if there is a change in control. Vested units ordinarily are converted to Class A common stock one year after the participant ceases to be a member of the Board. If the participant’s service on the Board ends for a reason other than death, disability or involuntary termination, he or she receives a cash payment for any nonvested RSUs, based on the fair market value of the common stock on the date that the participant leaves the Board. A participant does not have any voting or dividend rights with respect to RSUs, but receives dividend equivalent payments on RSUs.
(4)	Consists of dividend equivalents paid on the total number of outstanding Restricted Stock Units held.

Compensation Disclosure & Analysis

This section provides information regarding the compensation program for our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer (“Named Executive Officers”) for 2006. In 2006, the Named Executive Officers included, in addition to Eric Billings, the Chief Executive Officer (principal executive officer) and Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer), Richard J. Hendrix, the President and Chief Operating Officer of our FBR Capital Markets Corporation subsidiary and previously President and Chief Operating Officer, J. Rock Tonkel, Jr., the President and Chief Operating Officer and previously President and Head of Investment Banking, and William J. Ginivan, Executive Vice President and Chief Legal Officer. This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

The Philosophy and Objectives of Our Compensation Program

The Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”), which is comprised of three of our independent, non-employee directors, has responsibility for reviewing and recommending to our Board for approval the compensation program for our Named Executive Officers (or recommending to the independent directors of our Board, in the case of our CEO).

Our Company believes that the primary purpose of executive compensation should be to motivate our Named Executive Officers to implement the Company’s strategic plan in order to increase shareholder value. Given the highly competitive nature of our business, the mobility of skilled and experienced executives and the competitive importance of compensation in our industry, our compensation programs are also designed to retain and reward talented individuals who can contribute to our long-term success and build value for our shareholders.

Our compensation philosophy for our Named Executive Officers, as for other key employees throughout our Company, is to tie compensation to corporate and individual performance. Our Board and Compensation Committee base bonus compensation decisions on the achievement of overall Company profitability. However, the Compensation Committee may also consider, in setting the overall compensation of Named Executive Officers, the successful implementation of our Company’s strategy and the careful balance by our Named Executive Officers of attaining short-term objectives while building value for the long-term. The Compensation Committee believes that the significant share ownership in our Company by our Named Executive Officers (over 6 percent in the aggregate) aligns their interest with our other shareholders’ long-term interest.

Our compensation program is relatively simple and straightforward: Our Named Executive Officers’ compensation includes base salary and a performance-based bonus opportunity, a portion of which is in the form of equity at the Compensation Committee’s discretion. Named Executive Officers may also receive long-term incentive awards of equity in our Company or in a subsidiary to which a Named Executive Officer devotes substantial attention. Named Executive Officers are eligible to participate in our Company’s benefit programs generally available to other employees, including a defined contribution savings plan, but we do not currently provide perquisites, defined benefit plans or other retirement benefits, deferred compensation, guaranteed severance or agreed-upon post-termination compensation to our Named Executive Officers.

A Substantial Portion of Named Executive Officer Total Compensation Should Be Performance-Based. In reviewing and establishing our Named Executive Officers’ total compensation, our Compensation Committee set, relative to fixed salaries, high potential bonus or “at risk” variable compensation that could be earned based on the Company’s profitability. The bonus opportunities for Messrs. Hendrix and Tonkel are based also on the profitability of the respective business units for which they have primary operational responsibility. In awarding bonus compensation, the Compensation Committee from time to time may consider significant individual contributions to the Company’s strategic objectives and long-term success, as well as executive retention. The Compensation Committee has discretion to award a larger or a smaller bonus than would otherwise be earned under the bonus pool criteria if the Committee believes that is appropriate.

Our Named Executive Officer Compensation Program Is Designed to Be Competitive in the Market. We believe that the long-term success of our Company is best served by attracting and retaining experienced and talented executives with total compensation that is competitive in the market and perceived as fair both in the market and within the Company. Our Compensation Committee, in setting total compensation for Named Executive Officers, has used as a comparative guidepost, rather than as a strict target or benchmark, the total compensation paid by certain peer companies with which we compete for executive talent (the “Peer Group”). In 2006, the Peer Group consisted of the following companies, reflecting a mixture of REITs and small- and larger-sized financial services firms and mortgage issuers: Annaly Mortgage Management, Inc., Bear Stearns, Goldman Sachs Group, Inc., Greenhill & Co., Jefferies Group, Inc., Lehman Brothers Holdings, Inc., MFA Mortgage Investments, Inc. and Piper Jaffray Companies.

To assist in making the Peer Group comparison, the Compensation Committee engages a nationally recognized independent compensation consultant, Towers Perrin, who reports directly to the Compensation Committee and provides information regarding compensation practices of the Peer Group established by the Compensation Committee. In constructing the Peer Group, the Compensation Committee believes that no Peer Group firm is exactly comparable to our Company, yet recognizes that we compete for business and executive talent against smaller or regional firms, larger national firms, firms that are predominantly broker-dealers and others that are Real Estate Investment Trusts (REITs). Our Company is structured as a REIT with a substantial broker-dealer taxable REIT subsidiary. Our capital markets business has developed a strong market presence, primarily in a lead-managing role, as a top-tier underwriter of equity securities in the United States, in which we compete against much larger firms. The Compensation Committee utilizes the Peer Group as a context in which the Committee makes judgments about competitive factors in the market and reaches decisions about our compensation practices. The Compensation Committee believes that the exercise of discretion is essential to the retention of key executives, particularly during times of market uncertainty and dislocation.

To create a compensation program for Named Executive Officers that is perceived as fair, both externally and internally, the Compensation Committee reviews, but does not target, the total compensation for our Named Executive Officers to that of officers of the Peer Group companies. The Compensation Committee makes appropriate adjustments based on the nature, scope and market share of our business, our size and our predominant geographic location near Washington, D.C. The Compensation Committee also reviews Named Executive Officer compensation relative to that of other senior employees in our Company, but does not regard Named Executive Officer compensation as a cap on compensation of other key employees. Our Company’s philosophy of tying compensation to business unit performance, and our distribution of bonus and equity compensation, extends deep into our professional ranks. As a result, several of our key employees in certain years have earned more in annual compensation than some of our Named Executive Officers. The Compensation Committee discusses with management, and considers management’s views with respect to, overall compensation of the Named Executive Officers. The Compensation Committee also consults with its independent consultant, but compensation recommendations are made by the Compensation Committee and compensation decisions rest entirely with the Board or, in the case of the Chief Executive Officer’s compensation, with the independent directors of the Board.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for Named Executive Officers and why the Compensation Committee chose to include the items in compensation program. As noted above, our compensation program during 2006 consisted of base salary, a bonus or “at risk” compensation opportunity, long-term incentive compensation and benefit programs which are generally available to all of our employees (based on standard criteria such as minimum length of service and hours worked per week).

Base Salaries. The Compensation Committee believes that it is appropriate that a meaningful portion of the total compensation of Named Executive Officers be provided in a form that is fixed and liquid. At the same time, the Compensation Committee has established, relative to base salaries, high potential bonus or “at risk” variable compensation that could be earned based on the Company’s profitability.

The Compensation Committee has generally reviewed base salaries for Named Executive Officers on an annual basis, by considering several factors, including Peer Group comparisons, competitive factors within our industry and the past contributions and individual performance of each Named Executive Officer. As discussed above, in setting base salaries, the Committee is mindful of total compensation and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially less than the amount of bonus opportunity that is available, assuming that performance targets are met. The Compensation Committee also takes into account compensation provided to Named Executive Officers in past years, including any recent adjustments to base compensation. In early 2006, the Compensation Committee reviewed the annual salaries and overall compensation of the Company’s senior executives. On March 15, 2006, following a review of industry compensation data and based on the Committee’s assessment of the competitive factors within FBR’s industry, the Compensation Committee recommended and the Board’s independent directors approved a 2006 base salary increase for the Chief Executive Officer, Mr. Billings, from $480,000 to $960,000, and a 2006 salary increase from $250,000 to $750,000 for each of Mr. Hendrix, and Mr. Tonkel. In adjusting the base salaries for these Named Executive Officers, the Compensation Committee maintained parity among the base salaries of the President and Chief Operating Officer and the President and Chief Operating Officer of FBR Capital Markets , and pegged their salaries at 80 percent of the Chief Executive Officer’s base compensation. In recommending that base salaries be increased to these levels, the Compensation Committee was cognizant of the fact that the salary increases were the first since 1996 for Mr. Billings and the first since 2001 for Mr. Hendrix and Mr. Tonkel. The base salaries of the other Named Executive Officers remained unchanged in 2006.

Non-Equity Incentive Plan Awards and Bonus Compensation. The Compensation Committee has set as a goal of the compensation program for our Named Executive Officers that a significant amount of possible total overall compensation be determined by our profitability. On March 15, 2006, upon the recommendation of the Compensation Committee, the Board adopted criteria under the Key Employee Incentive Plan for the establishment of a 2006 bonus pool out of which bonuses to the Named Executive Officers would be paid based on recommended percentages of the executive bonus pool for each of the Named Executive Officers. The criterion under the 2006 bonus pool was our Company’s profitability, defined as pre-tax income before deducting the executive bonus pool. Based on a review of the Company’s projections for 2006, the executive bonus pool was established at up to eight percent of our Company’s 2006 profitability. The bonus pool also set the respective portions of the pool that each of the Named Executive Officers was to receive in the event that performance targets were met. In addition to their participation in the executive bonus pool, the President and Chief Operating Officer and the President and Head of Investment Banking were eligible in 2006 to receive bonus payments determined by the profitability of each of the business units for which they had primary operational responsibility (one percent of principal investments and three percent of investment banking, respectively).

During 2006, there was no executive bonus pool funded on the basis of Company profitability nor was the one percent principal investments sub-pool funded. Consequently, neither Mr. Billings nor Mr. Hendrix received a 2006 cash bonus under the 2006 bonus pool criteria. Under the Pool criteria, Mr. Tonkel was paid a 2006 cash bonus of $871,019 relating to the performance of the FBR Capital Markets investment banking unit, for which he had executive responsibility in 2006. As described above, the Compensation Committee from time to time may consider for bonus purposes significant contributions to the Company’s long-term success, the assumption of material additional responsibilities, other significant individual performance by particular Named Executive Officers, as well as executive retention. The Compensation Committee and the Board may exercise discretion and retain flexibility to award bonus compensation in such cases, notwithstanding the lack of attainment of corporate profitability criteria. For example, Mr. Harrington, the Chief Financial Officer, received a bonus of $600,000 and Mr. Ginivan, the Chief Legal Officer, received a bonus of $600,000 for 2006 performance. The Compensation Committee also has discretion to award a smaller bonus than would otherwise be earned under the bonus pool criteria if the Committee believes that is appropriate. The Named Executive Officers’ bonuses are paid through a combination of cash and restricted stock of the Company to be determined by the Compensation Committee pursuant to the Board’s delegation of such authority to the Committee.

On March 23, 2007 the Board of Directors, upon the recommendation of the Compensation Committee, approved the establishment of a 2007 bonus pool under the Key Employee Incentive Plan, from which bonuses to

Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan will be paid for 2007. The criterion for the 2007 executive bonus pool is the Company’s profitability, defined as pre-tax net income excluding the Company’s subprime business and assets, before deducting the executive bonus pool. The Board set the executive bonus pool at 8 percent of the Company’s 2007 profitability, as defined. The Compensation Committee and the Board believe that it is appropriate to exclude the subprime businesses and assets from the bonus calculation, because of the ongoing review of strategic alternatives with respect to the subprime business and assets. The 2007 pool will no longer include additional subpool percentage bonuses based on the respective profitability of the Investment Banking unit of Friedman, Billings, Ramsey & Co., Inc. and of the principal investment activity of the Company. Individual bonuses for these five Executive Officers will be a percentage of the executive bonus pool. Bonuses awarded from the pool will be paid through a combination of cash and restricted stock to be determined by the Compensation Committee pursuant to the executive bonus poll criterion. The Compensation Committee and the Board also have discretion to reduce the size of the bonus pool and to award a smaller bonus than would otherwise be earned under the bonus pool criteria if the Compensation Committee and the Board believe that is appropriate.

FBR Capital Markets Corporation. Our Named Executive Officers also serve as officers of FBR Capital Markets, our taxable REIT subsidiary formed in June 2006 to be the intermediate holding company for Friedman, Billings, Ramsey & Co., Inc. and certain of its affiliates. Our Company owns a controlling interest in FBR Capital Markets, and two of our Named Executive Officers serve on the FBR Capital Markets board of directors. FBR Capital Markets does not pay, and does not intend to pay, any annual cash compensation to our Named Executive Officers for their services as executive officers of FBR Capital Markets. Our Named Executive Officers are compensated by our Company, as part of their overall compensation, from a cash fee that FBR Capital Markets pays to our Company pursuant to the management services agreement between our Company and FBR Capital Markets. Under the existing management services agreement, FBR Capital Markets agreed to pay to our Company an annual amount equal to 8 percent of FBR Capital Markets’ consolidated pre-tax earnings, before deducting the amount payable to our Company, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. The 8 percent amount represents FBR Capital Markets’ share of our executive bonus pool under our Key Employee Incentive Plan and represent FBR Capital Markets’ share of the executives’ bonus pool. The $1.5 million amount represents FBR Capital Markets’ share of base salaries payable by the Company to the Named Executive Officers. As discussed above, we pay annual bonuses out of this pool to the Named Executive Officers.

Equity Compensation

Our Long-Term Incentive Plan

The Compensation Committee believes that a portion of Named Executive Officer compensation should be in the form of equity awards, as a retention tool and to align further the long-term interests of Named Executive Officers with those of our other shareholders. As described above, the Committee has discretion to determine the payment of Named Executive Officers’ earned bonuses through a combination of cash and restricted stock of the Company. Equity awards of restricted stock of the Company are made pursuant to our 2004 Long Term Incentive Plan (“LTIP”). Although the LTIP provides for awards in the form of stock options, restricted stock and restricted stock units, equity awards to Named Executive Officers since the inception of the LTIP have been in the form of restricted shares of the Company. Restricted stock awards to Named Executive Officers are subject to forfeiture restrictions that either lapse ratably over the three-year period after, or cliff-vest on the third anniversary of, the date of grant. Each grantee is entitled to dividends and voting rights with respect to all of the shares of restricted stock in his award. The Company has less frequently made equity awards to Named Executive Officers based on particular instances of significant individual performance or change in management duties. Generally, Mr. Billings has received smaller long-term incentive awards relative to his position as Chief Executive Officer, as he has continued to hold a substantial amount of our Company’s stock which he purchased as a founder of the Company in 1989. As of April 16, 2007, Mr. Billings held approximately 4.85 percent of all of our common stock.

No stock options, shares of restricted stock or restricted stock units were issued pursuant to our LTIP to our Named Executive Officers for the 2006 performance year.

FBR Capital Markets Long Term Incentive Plan

Our Named Executive Officers are eligible to participate in the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (the “Capital Markets LTIP”). In connection with the July 2006 private offering of common stock in FBR Capital Markets, the FBR Capital Markets board of directors and our Board approved grants to our Named Executive Officers of stock options to purchase an aggregate 724,500 shares of FBR Capital Markets common stock. The FBR Capital Markets board granted the stock option award pursuant to the Capital Markets LTIP, which encourages selected employees, directors, consultants and advisors of FBR Capital Markets and its affiliates to acquire a proprietary and vested interest in its growth and performance. The FBR Capital Markets board and our Board believe that stock-based incentives granted under the Capital Markets LTIP will help to generate an increased incentive to contribute to FBR Capital Markets’ future success and prosperity, thus creating additional value in FBR Capital Markets for the benefit of our Company and the other shareholders.

All of the FBR Capital Markets option grants made to our Named Executive Officers in 2006 vest on July 20, 2009, the third anniversary of the closing date of the 2006 private offering and have an exercise price of $15 per share, which was the offering price of our common stock in our 2006 private offering. In addition, vesting of the options granted to our Named Executive Officers is subject to FBR Capital Markets achieving a performance measure, approved in April 2006 by the compensation committee of the FBR Capital Markets board of directors, which is a 10 percent return on equity (ROE). The FBR Capital Markets board of directors and its compensation committee determined to use ROE to align stock option recipients’ interests with the shareholders, motivate stock option recipients to maximize returns, and reward efficient deployment of capital. Commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, the FBR Capital Markets average after-tax return on equity, calculated over the period of any four consecutive quarters, must exceed the ROE performance objective of 10 percent in order for the stock options to vest. If the performance condition is not met by the end of the three-year vesting period, the stock options will expire unvested.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry, our Company does not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our Named Executive Officers. We do not provide to our Named Executive Officers perquisites such as personal financial planning services, tax advice, income tax preparation fees, housing or other living expenses, personal use of corporate aircraft or other personal travel, car allowances, commuting expenses or payment of uninsured medical costs. We do not provide tax “gross up” payments or other tax reimbursement payments to our Named Executive Officers.

Our Named Executive Officers are eligible to participate in the Company’s group health insurance and life insurance benefit programs on the same terms as other employees. We maintain corporate golf memberships at two facilities in the Washington, D.C. metropolitan area, which are used for business purposes. The corporate membership in one such facility is in the names of Mr. Hendrix and another Company employee who is not a Named Executive Officer, as required by the club’s rules, but Mr. Hendrix receives no special privileges or other benefits as a result.

Deferred Compensation Plans

We do not have a deferred compensation plan available to our Named Executive Officers or to our other employees.

Post-Termination Compensation

We do not have employment contracts or post-termination compensation agreements with any of the Named Executive Officers. The Company has no contractual provisions or other arrangements with any of the Named

Executive Officers, which provide for payments at, following, or in connection with the resignation, severance, retirement or other termination (including constructive termination) of a Named Executive Officer. The Board of Directors retains discretion to provide severance in a particular case, although the Company is under no obligation to do so. In 2004 our Board awarded severance to our former president and chief operating officer, who did not have an employment contract with the Company. Unvested stock options and restricted stock awards held by grantees, including those held by Named Executive Officers, may vest upon a change of control or following a change of control as provided under the terms of our LTIP, including prior plans, and the FBR Capital Markets LTIP. The Compensation Committee is considering whether or not to institute formal policies with respect to severance for the Named Executive Officers.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan (“ESPP”) and an FBR Capital Markets Employee Stock Purchase Plan that is open to employees meeting certain eligibility conditions, including the Named Executive Officers.

Retirement Benefits

As part of its policy of maintaining a compensation system that is incentive driven, the Company does not provide defined benefit plans or other retirement benefits to the Named Executive Officers, other than a defined contribution savings plan available to all Company employees pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We provide matching contributions to certain employee contributions made under that plan for employees whose actual base salary, bonus and commission compensation is below $500,000 during the prior performance year.

Stock Ownership Guidelines

Although the Compensation Committee has not established stock ownership guidelines, it recognizes that all of the Named Executive Officers have equity ownership, including some substantial share holdings, in our Company. As of April 16, 2007, Mr. Billings, who is a founder of the Company, Mr. Tonkel and Mr. Hendrix respectively held approximately 4.85 percent, 1.1 percent and 0.39 percent of our common stock, and the Named Executive Officers as a group held in the aggregate approximately 6.6 percent of our common stock. The Compensation Committee believes that the current equity stakes of the Named Executive Officers closely align their interests with those of our shareholders.

Tax Considerations

It is the Company’s intention to pay compensation that is fully tax deductible, pursuant to Section 162(m) of the Internal Revenue Code. However, the Compensation Committee is of the view that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Compensation Committee, as discussed above, and/or may be in the best interests of the Company and its shareholders. The Compensation Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as tax deductible under Section 162(m). The Compensation Committee believes that the compensation of the Named Executive Officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, our Company’s performance.

Other

Mr. Billings is Chairman of our Board of Directors and Mr. Tonkel is a director of our Company, but they receive no director fees or other compensation for their service. Similarly, Mr. Billings, also is Chairman of the FBR Capital Markets board of directors, and Mr. Hendrix serves as a director of FBR Capital Markets, but they receive no director fees or other compensation for their service on the FBR Capital Markets board.

Report of the Compensation Committee

The following report is submitted by the Compensation Committee of the Board of Directors of Friedman, Billings, Ramsey Group, Inc. (the “Company”), which is composed of three independent directors, Mr. Altobello (Chairman), Mr. Gallagher and Mr. Wall.

The Compensation Committee oversees the Company’s compensation program on behalf of the Board of Directors. During 2006, the Compensation Committee met six times. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Proxy Statement.

Respectfully submitted,

Daniel J. Altobello, Chairman

Peter A. Gallagher

John T. Wall

2006 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of the Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Eric F. Billings	2006	$960,000	$—	—		—	$130,814	$1,090,814
Kurt R. Harrington	2006	$250,000	$600,000	—		—	$42,732	$892,732
J. Rock Tonkel, Jr.	2006	$750,000	—	$871,019	(2)	—	$207,911	$1,828,930
Richard J. Hendrix	2006	$750,000	$—	—		—	$382,350	$1,132,350
William J. Ginivan	2006	$250,000	$600,000	—		—	$47,408	$897,408

(1)	The following table sets forth certain elements of “All Other Compensation”

Name	Year	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)		Dividends Paid on Restricted Stock(3)	Total for All Other Compensation ($)
Eric F. Billings	2006	$20,627	$7,374	(6)	$102,813	$130,814
Kurt R. Harrington	2006	$13,205	—		$22,886	$42,732	(4)
J. Rock Tonkel, Jr.	2006	$11,956	—		$195,555	$207,911
Richard J. Hendrix	2006	$11,956	$7,400	(6)	$205,551	$382,350	(5)
William J. Ginivan	2006	$13,876	—		$33,532	$47,408	(7)

(2)	Amount paid under the 2006 bonus pool under the Key Employee Incentive Plan, based on the profitability of the FBR Capital Markets investment banking unit for which Mr. Tonkel had executive responsibility in 2006. The terms of this plan are described at footnote 2 to the Plan-Based Awards Table.

(3)	Dividends paid on Restricted Stock granted pursuant to the Company’s Long Term Incentive Plan

(4)	Also consists of $6,641 representing compensation in connection with the 2006 purchase of 2,525 shares of common stock under the Company’s Employee Stock Purchase Plan.

(5)	Also Consists of $6,641 representing compensation in connection with the 2006 purchase of 2,525 shares of common stock under the Company’s Employee Stock Purchase Plan. In addition, consists of $150,800 in income realized on 2006 exercise of 40,000 warrants to purchase shares of Highland Hospitality Corporation, originally as compensation for his 2003 activities in investment banking, not in connection with his activities as an executive officer of the Company.

(6)	2006-related 401(k) matching contributions based on eligibility determined by 2005 performance year.

2006 GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding plan-based awards to the Named Executive Officers during the fiscal year ended December 31, 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Eric F. Billings	3/15/06	—	—(1)	—
Kurt R. Harrington	3/15/06	—	—(1)	—
J. Rock Tonkel, Jr.	3/15/06	—	—(1)	—
	3/15/06	—	—(2)	—
Richard J. Hendrix	3/15/06	—	—(1)	—
	3/15/06	—	—(3)	—
William J. Ginivan	3/15/06	—	—(1)	—

(1)	On March 15, 2006, upon the recommendation of the Compensation Committee, the Board of Directors established the 2006 executive bonus pool under the Key Employee Incentive Plan pursuant to which the Company’s Named Executive Officers were eligible to receive non-equity incentive plan awards. The amount of the award for each Named Executive Officer was based on a pre-determined percentage of the 2006 executive bonus pool. The percentages were as follows: Mr. Billings – 46%; Mr. Harrington – 7%; Mr. Tonkel – 11%; Mr. Hendrix – 29%; and Mr. Ginivan – 7%. The criterion under the 2006 executive bonus pool was the Company’s profitability, defined as pre-tax income before deducting the 2006 executive bonus pool. Based on a review of the Company’s projections for 2006, the 2006 executive bonus pool was established at up to 8% of the Company’s profitability for the fiscal year ended December 31, 2006. No amounts were paid out to the Named Executive Officers under the 2006 executive bonus pool.
(2)	In addition to his participation in the 2006 executive bonus pool, Mr. Tonkel, the President and Head of Investment Banking in 2006, was eligible to receive an additional non-equity incentive plan award equal to 3% of the profitability of the Investment Banking unit of Friedman, Billings, Ramsey & Co., Inc. Based solely on the performance of the Investment Banking unit of Friedman, Billing, Ramsey & Co., Inc. in 2006, Mr. Tonkel received a cash award equal to $871,019. This amount was paid to Mr. Tonkel in 2007 and has been reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Awards.”
(3)	In addition to his participation in the 2006 executive bonus pool, Mr. Hendrix, the President and Chief Operating Officer in 2006, was eligible to receive an additional non-equity incentive plan award equal to 1% of the profitability of the principal investment activity of the Company. No amounts were paid out to Mr. Hendrix under this non-equity incentive plan award.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the outstanding equity awards for the Named Executive Officers as of December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(9)
	Exercisable
Eric F. Billings	—	—	—		114,863	(2)	$918,904
Kurt R. Harrington	25,750	$20.00	12/22/2007	(3)	41,043	(4)	$328,344
J. Rock Tonkel, Jr.	200,000	$20.00	12/22/2007	(5)	232,963	(6)	$1,863,704
Richard J. Hendrix	—	—	—		254,426	(7)	$2,035,408
William J. Ginivan	—	—	—		66,043	(8)	$528,344

(1)	Unvested stock value based on December 29, 2006 closing price of $8.00.
(2)	Includes 31,529 shares of restricted stock that vest on February 23, 2007 and February 23, 2008, and 83,334 shares of restricted stock that vest on August 5, 2007 and August 5, 2008.
(3)	25,750 options granted on December 22, 1997 at strike price of $20 with 3-year ratable vesting
(4)	Includes 10,000 shares of restricted stock that vest on March 1, 2007, 6,043 shares of restricted stock that vest on February 23, 2007 and February 23, 2008, and 25,000 shares of restricted stock that vest on February 9, 2009.
(5)	200,000 options granted on December 22, 1997 at strike price of $20 with 3-year ratable vesting
(6)	Includes 50,000 shares of restricted stock that vest on March 1, 2007, 37,000 shares of restricted stock that vest on April 14, 2007, 71,296 shares of restricted stock that vest on February 23, 2007 and February 23, 2008, and 74,667 shares of restricted stock that vest on August 5, 2007 and August 5, 2008.
(7)	Includes 72,000 shares of restricted stock that vest on March 1, 2007, 50,000 shares of restricted stock that vest on September 1, 2007, 57,759 shares of restricted stock that vest on February 23, 2007 and February 23, 2008, and 74,667 shares of restricted stock that vest on August 5, 2007 and August 5, 2008.
(8)	Includes 10,000 shares of restricted stock that vest on March 1, 2007, 6,043 shares of restricted stock that vest on March 23, 2007 and March 23, 2008, and 50,000 shares of restricted stock that vest on March 9, 2009.
(9)	Market value as of December 31, 2006 of shares of the Company’s restricted stock that become free of all restrictions and limitations and fully vested upon a change of control or following a change of control, as provided in and subject to the terms of the FBR Long Term Incentive Plan. Notwithstanding the foregoing, if in the event of a change in control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock-based award, then each outstanding option, stock appreciation right, share of restricted stock or other stock-based sward shall not be accelerated, as provided in and subject to the limitations of the FBR Long Term Incentive Plan. The change of control provisions that govern equity compensation awards to the Named Executive Officers are the same as those governing awards to other employee grantees.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

The following table represents information concerning the exercise of options, SARs and similar instruments and the vesting of restricted stock (including restricted stock units and similar instruments) for the Named Executive Officers during the fiscal year ended December 31, 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric F. Billings	57,430	$553,500(1)
Kurt R. Harrington	3,021	$32,053(2)
J. Rock Tonkel, Jr.	147,980	$1,430,792(3)
Richard J. Hendrix	126,212	$1,217,683(4)
William J. Ginivan	3,021	$32,053(5)

(1)	15,764 shares of restricted stock that vested on February 22, 2006, based on a closing price of $10.61 on the prior day, and 41,666 shares of restricted stock that vested on August 5, 2006 based on a closing price of $9.27 on the prior day.
(2)	3,021 shares of restricted stock that vested on February 22, 2006, based on a closing price of $10.61 on the prior day.
(3)	75,000 shares of restricted stock that vested on March 15, 2006, based on a closing price of $9.42 on the prior day; 35,647 shares of restricted stock that vested on February 22, 2006 based on a closing price of $10.61 on the prior day; and 37,333 shares of restricted stock that vested on August 5, 2006 based on a closing price of $9.27 on the prior day.
(4)	60,000 shares of restricted stock that vested on March 15, 2006, based on a closing price of $9.42 on the prior day; 28,879 shares of restricted stock that vested on February 22, 2006 based on a closing price of $10.61 on the prior day; and 37,333 shares of restricted stock that vested on August 5, 2006 based on a closing price of $9.27 on the prior day.
(5)	3,021 shares of restricted stock that vested on February 22, 2006, based on a closing price of $10.61 on the prior day.

Audit Committee Report

The following report is submitted by the Audit Committee of the Board of Directors, which is composed of five of the Company’s independent, non-employee directors, Mr. Harlan, Chairman, and Mr. Altobello, Mr. Gallagher, Mr. Michael and Mr. Wall. The Board of Directors has concluded that each member of the Audit Committee is an “independent” director under the enhanced independence standards for audit committee members in the rules promulgated by the SEC under the Securities Exchange Act of 1934 and in the NYSE listing standards. The Board of Directors has determined that Mr. Harlan and Mr. Michael are qualified as audit committee financial experts, within the meaning of SEC regulations, and possess related financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee assists the Board of Directors in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for expressing an opinion on the Company’s consolidated financial statements and on its internal control over financial reporting as of December 31, 2006, and on its 2005 and 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2006 Annual Report on SEC Form 10-K with the Company’s management and its independent registered public accountants. The Audit Committee discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Also, in accordance with its Charter, the Audit Committee met quarterly with its independent registered public accountants and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of its Charter.

Respectfully submitted,

Stephen D. Harlan, Chairman

Daniel J. Altobello

Peter A. Gallagher

Ralph S. Michael, III

John T. Wall

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters that will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

ANNUAL REPORT TO SHAREHOLDERS

The Company’s 2006 Annual Report to Shareholders is enclosed with this Proxy Statement.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

A shareholder who wishes to introduce a proposal for consideration at the Company’s 2008 Annual Meeting may seek to have that proposal included in the Company’s proxy statement pursuant to SEC Rule 14a-8. To qualify for this, the proposal must be received at the Company’s principal executive offices not later than December 31, 2007 and must satisfy the other requirements in the Company’s Bylaws and/or Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors in compliance with applicable Virginia state law and the Company’s Bylaws. The Company’s Bylaws provide that any such proposals or nominations for the Company’s 2008 Annual Meeting must be received by the Company no earlier than February 8, 2008, and no later than March 10, 2008. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in the Company’s Bylaws. If a shareholder fails to meet these requirements or deadlines or fails to comply with the requirements of SEC Rule 14a-8 (if applicable), such proposals will be considered out of order and will not be acted upon at the Company’s 2008 Annual Meeting. The Company may exercise discretionary voting authority under proxies it solicits to vote against any such proposal.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This proxy statement and the Company’s Annual Report on Form 10-K are available on the Company’s Internet website at www.fbr.com. Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Company’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Company will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company otherwise at Corporate Secretary, Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209. Shareholders of record can choose this option by marking the appropriate box on the proxy card included with this proxy statement. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing the Company at Investor Relations, Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209 or by telephoning (703) 469-1080.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit the Company, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce the Company’s expenses. Shareholders of record can choose this option by marking the appropriate box on the proxy card included with this proxy statement. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company’s Corporate Secretary as described above. If you revoke your consent, the Company will begin sending you individual copies of future mailings of these documents within 30 days after the Company receives your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting the Company’s Investor Relations department as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report on Form 10-K by contacting the Company’s Investor Relations department as described above. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting our investor relations department as described above.

APPENDIX A

AMENDED FBR KEY EMPLOYEE INCENTIVE PLAN

1. Purpose.    The purpose of the Amended FBR Key Employee Incentive Plan (the “Plan”) is to promote the financial interests and growth of Friedman, Billings, Ramsey Group, Inc. (the “Company”) and its subsidiaries, by (i) attracting and retaining executives possessing outstanding ability; and (ii) motivating such executives by means of performance-related incentives.

2. Definitions.    The following definitions are applicable to the Plan:

(a) “Award” means the grant of a Bonus or the grant of a Performance Unit.

(b) “Board” means the Board of Directors of the Company.

(c) “Bonus” means a cash payment under Section 5.

(d) “Committee” means the Compensation Committee of the Board or its successor, provided that, if any member of the Compensation Committee does not qualify as an outside director for purposes of Code Section 162(m), the remaining members of the Compensation Committee (but not less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

(e) “Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

(f) “Participant” means each executive of the Company or a subsidiary of the Company who is selected by the Committee to participate in the Plan.

(g) “Performance Criteria” means one or more of the following criteria stated with respect to the Company, one or more subsidiaries of the Company or a line of business of the Company or a subsidiary: revenue, revenue growth; earnings per share (including or excluding nonrecurring items and/or extraordinary items); return on equity; Common Stock price; net income (before or after taxes and including or excluding nonrecurring items and/or extraordinary items), cash flow; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; free cash flow; return on assets; return on capital employed; return on investment; or total return to shareholders.

(h) “Performance Goal” means an objectively determinable Performance Goal established by the Committee with respect to an Award that relates to one or more Performance Criteria.

(i) “Performance Units” means a unit with a value equal to a share of Common Stock.

(j) “Plan Year” means the fiscal year of the Company.

3. Administration.    The Plan shall be administered by the Committee. Awards may be designed to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and the Plan shall be administered in accordance with the requirements of Section 162(m) with respect to such Awards. The Committee may grant Awards that are not intended to qualify under Section 162(m). In a Plan Year a Participant may be granted two or more Awards, one or more intended to qualify under Section 162(m) and one or more not intended to qualify under Section 162(m); provided, however, that no Participant may be granted an Award that provides a payment or benefit upon a failure to achieve the Performance Goals under an Award that is intended to qualify under Section 162(m). No Award (including an Award intended to qualify under Section 162(m), shall be invalid because it fails to qualify under Section 162(m). Subject to the express provisions of the Plan, the Committee shall have authority to:

(i) select the Participants who will receive Awards under the Plan;

(ii) determine the size of the Awards to be made under the Plan subject to Section 7 hereof; and

(iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

4. Participation.    Participants in the Plan shall be selected for each Plan Year by the Committee from those key employees of the Company and its subsidiaries who have contributed, or have the capacity for contributing, in a substantial measure to the successful performance of the Company and/or its subsidiaries and lines of business for that Plan Year. The Committee shall receive the recommendation of the Company’s chief executive officer for Participants other than the chief executive officer. No such employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an Award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.

5. Performance Goals for Bonuses.

(a) The Committee shall establish Performance Goals and target Bonuses for each Participant. Any Award shall be made not later than 90 days after the start of the period for which the Award relates and shall be made prior to the completion of 25% of such period. The Company’s chief executive officer shall make recommendations for Performance Goals and target Bonuses for Participants other than the chief executive officer. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Award to Award, and Plan Year to Plan Year.

(b) The Performance Goals for a Plan Year shall be selected by the Committee from the Performance Criteria. Such Performance Goals may relate to the Company or to its lines of business or subsidiaries. As determined by the Committee, any Performance Goal shall be calculated in accordance with the Company’s public financial statements, generally accepted accounting principles, or under a methodology established by the Committee that is consistently applied. The Committee shall have the power and complete discretion to determine the methodology for the calculation of Performance Goals.

(c) Sections 5(a) and 5(b) to the contrary notwithstanding, the Committee may grant Bonuses that will be earned for achieving goals or objectives that are not Performance Goals, including individual or subjective goals or objectives. The target Bonuses and the other terms and conditions of Awards described in the preceding sentence shall be prescribed by the Committee not later than 90 days after the start of the period for which the Award relates and prior to the completion of 25% of such period. The Company’s chief executive officer shall make recommendations for the target Bonuses and other terms and conditions of Awards described in the first sentence of this Section 5(c) for Participants other than the chief executive officer. The Committee may vary the terms and conditions of Awards described in the first sentence of this Section 5(c) from Participant to Participant, Award to Award and Plan Year to Plan Year.

(d) All calculations of actual payments under a Bonus Award shall be made by the Committee and the Committee shall certify after the end of the Plan Year the extent, if any, to which the Performance Goals and other terms and conditions have been met. Except as provided in Section 8(b) below, Bonus Awards earned under the Plan shall be paid as promptly as practicable after certification of the Bonus by the Committee and no later than 2 ½ months after the end of the applicable Plan Year. Bonuses will be paid in cash, Common Stock or both, as determined by the Committee.

6. Performance Units.

(a) Performance Units may be awarded either alone or in addition to other Awards under the Plan. The Committee shall determine the time when Performance Units shall be awarded, the number of Performance Units to be awarded to any Participant, the duration of the Award cycle and other terms and conditions of the Award.

(b) The Committee shall establish Performance Goals and the number of Performance Units for each Award. Any Award shall be made not later than 90 days after the start of the period for which the Award relates and shall be made prior to the completion of 25% of such period. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Award to Award, and Plan Year to Plan Year.

(c) The Performance Goals may be for one or more Plan Years and shall be selected by the Committee from the Performance Criteria. Such Performance Goals may relate to the Company or to its lines of business or subsidiaries. As determined by the Committee, any Performance Goal shall be calculated in accordance with the Company’s public financial statements, generally accepted accounting principles, or under a methodology established by the Committee that is consistently applied. The Committee shall have the power and complete discretion to determine the methodology for the calculation of Performance Goals.

(d) Sections 6(a) and 6(b) to the contrary notwithstanding, the Committee may grant Performance Units that will be earned for achieving goals and objectives that are not Performance Goals, including individual or subjective goals or objectives. The number of Performance Units and the other terms and conditions of Awards described in the preceding sentence shall be prescribed by the Committee not later than 90 days after the start of the period for which the Award relates and prior to the completion of 25% of such period. The Committee may vary the number of Performance Units and the terms and conditions of Awards described in the first sentence of this Section 6(c) from Participant to Participant, Award to Award and Plan Year to Plan Year.

(e) At the expiration of the Award cycle for a Performance Unit, the Committee shall determine the number of Performance Units that have been earned. The Participant shall then be entitled to a cash payment equal to the fair market value of the Common Stock equal to the number of Performance Units earned.

7. Awards.    The maximum annual Bonus payable to a Participant for a Plan Year plus the value of Performance Units awarded in a Plan Year to the Participant shall not exceed $15,000,000. Upon recommendation of the Company’s chief executive officer for Participants other than the chief executive officer or on its own initiative, the Committee in its discretion may reduce or eliminate Awards earned by any Participant in any Plan Year.

8. Additional Payment Provisions.

(a) All payments made in Common Stock under the Plan shall be made through the shares of Common Stock issued pursuant to the FBR Long Term Incentive Plan or another shareholder-approved plan that authorizes the issuance of Common Stock.

(b) Subject to such terms and conditions of a nonqualified deferred compensation plan that satisfies the requirements of Section 409A of the Internal Revenue Code, a Participant may make a prior election to defer the payment of a Bonus or payment of Performance Units. The Committee shall have the right to require that payment of all or any portion of an earned Award be deferred until such time or times as the Committee, in its discretion, shall determine.

9. Termination of Employment.    Awards for Participants who terminate employment prior to the end of a Plan Year or an Award cycle for Performance Units shall be paid on a pro rata basis, unless the Committee exercises its discretion to pay a smaller amount or to eliminate the Awards.

10. No Rights to Awards or Employment.    No employee of the Company or its subsidiaries or any other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its subsidiaries.

11. Withholding Tax.    The Company shall deduct from all amounts paid any Federal, state or local taxes required by law to be withheld with respect to such payments.

12. Discretion of Committee.    Any decision made or action taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of the Committee, and shall be conclusive and binding upon all persons.

13. Absence of Liability.    No member of the Board or of the Committee nor any officer of the Company or any subsidiary of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

14. No Segregation of Cash.    The Company shall not be required to segregate any cash or any other assets which may at any time be represented by Awards credited to a Participant and the Plan shall constitute an “unfunded” plan of the Company. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

15. Inalienability of Benefits and Interests.

(a) Except as expressly provided by the Committee and subsection (b) of this Section 15, no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void.

(b) The provisions of subsection (a) of this Section 15 shall not apply to an assignment of a payment due after the death of the Participant by the deceased Participant’s legal representative or beneficiary if such assignment is made for the purposes of settling the affairs of such deceased Participant.

16. Amendment or Termination.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that to the extent required by Code Section 162(m), the benefit limitation of Section 7 may not be increased unless such change is authorized by the shareholders of the Company. To the extent required by Code Section 162(m), the Plan shall be periodically resubmitted to the shareholders of the Company for reapproval. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted.

17. Effective Date.    The Plan is effective as of January 1, 2008, subject to the approval of the Company’s shareholders.

18. Governing Law.    This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

1001 Nineteenth Street North

Arlington, VA 22209

Proxy

ANNUAL MEETING OF SHAREHOLDERS

JUNE 7, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2007 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints William J. Ginivan, Kurt R. Harrington and Richard B. Nash or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in Friedman, Billings, Ramsey Group, Inc. at the Annual Meeting of Shareholders to be held at the Park Hyatt Washington Hotel, 1201 24th Street, NW, Washington, DC, on Thursday, June 7, 2007 at 9:00 a.m., and at any adjournment or postponement thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that may properly come before the meeting or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. June 7, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS AND “FOR” THE PROPOSAL TO APPROVE THE AMENDED KEY EMPLOYEE INCENTIVE PLAN. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect the nine directors of the Company. NOMINEES FOR ALL NOMINEES Eric F. Billings Daniel J. Altobello WITHHOLD AUTHORITY FOR ALL NOMINEES Peter A. Gallagher Stephen D. Harlan Russell C. Lindner FOR ALL EXCEPT Ralph S. Michael, III (See instructions below) Wallace L. Timmeny J. Rock Tonkel, Jr. John T. Wall INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for 2007. 3. To approve the Amended Key Employee Incentive Plan. 4. To act upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted “FOR” the proposals set forth above. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof. The signer hereby revokes all previous proxies given by the signer to vote at the annual meeting or any adjournment or postponement thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. Signature of Shareholder Date: , 2007 Signature of Shareholder Date: , 2007 Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE Friedman, Billings, Ramsey Group, Inc. (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of annual reports and proxy solicitation materials. Even though you give your consent, you still have the right at any time to request paper copies of these documents. To give your consent, mark the box located on the attached card below. Please indicate if you wish to access future proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, and annual reports electronically via the Internet rather than receiving a paper copy. Please note that you will continue to receive a proxy card for voting purposes only. ` Yes ` No